Exhibit 10.2

FIRST AMENDMENT TO

2006 PRIME VENDOR AGREEMENT

(Non-Rx Transition)

This is the first amendment (“Amendment”) to the 2006 Prime Vendor Agreement (“2006 Agreement”) dated March 14, 2006 (“Agreement Effective Date”) between AmerisourceBergen Drug Corporation (“ABDC”) and Longs Drug Stores California, Inc. (“Longs”). This Amendment is effective as of April 19, 2006 (“Amendment Effective Date”).

A. Longs and ABDC entered into the 2006 Agreement to establish the terms under which ABDC will provide Products and Services to Longs as of the Agreement Effective Date.

B. Additionally, Longs and ABDC are parties to the RxD Warehouse and Direct Store Delivery Primary Supplier Agreement, dated February 1, 1999, as amended to date (“Prior Agreement”), which will expire as of the Agreement Effective Date.

C. The parties now desire to amend the 2006 Agreement in order to amend certain terms related to Mainland distribution of Non-Rx Products during July 2006.

NOW, THEREFORE, the parties agree as follows:

1.	DEFINED TERMS & EFFECT OF THIS AMENDMENT

Capitalized terms in this Amendment that are not otherwise defined have the meaning set forth in the 2006 Agreement. Except as otherwise set forth in this Amendment, the 2006 Agreement continues in full force in accordance with its terms. If there is any conflict between the 2006 Agreement and any provision of this Amendment, this Amendment will control.

2.	NON-RX PRODUCTS DURING JULY 2006

A. Pursuant to Section 1(C) of Exhibit 1 of the 2006 Agreement, Longs agreed to self-distribute Non-Rx Products so that ABDC would no longer be Longs’ primary supplier on the Mainland as of the Agreement Effective Date. On March 29, 2006, Longs requested that         *        . The new effective date for Non-Rx Products on the Mainland will be the Non-Rx Transition Date. The Non-Rx Transition Date will be no earlier than the Agreement Effective Date and no later than July 28, 2006.

B. ABDC has agreed to delay the Non-Rx Transition Date beyond the Agreement Effective Date if Longs agrees to compensate ABDC for certain incremental expenses that ABDC will incur,         *         (“National DC”). Certain such expenses may be incurred by ABDC after the Non-Rx Transition Date unless ABDC has sufficient advance notice.

C. From the Agreement Effective Date until the Non-Rx Transition Date:

1. ABDC will continue (as under the Prior Agreement) to be the primary supplier of Non-Rx Products on the Mainland; provided, however, that ABDC will promptly upon execution of this Amendment         *        .

*	Subject to a request for confidential treatment; Separately filed with the Commission.

2. If Longs notifies ABDC on or before April 24, 2006, that it will be able to begin self-distribution of Non-Rx Products by the Agreement Effective Date,         *        . The Non-Rx Transition Date will be July 1, 2006.

3. (a) If Longs will need to delay the Non-Rx Transition Date, it will notify ABDC no later than the following notice dates in order to delay the Non-Rx Transition Date as follows.

1st Notice	2nd Notice	3rd Notice	4th Notice
April 24, 2006	May 1, 2006	May 8, 2006	May 15, 2006
New Non-Rx Transition Date
July 7, 2006 (or later)	July 14, 2006 (or later)	July 21, 2006 (or later)	July 28, 2006

(b) If the Non-Rx Transition Date is July 2, 2006, or later, Longs will be charged an amount         *        .

4. For each additional week (or part of a week), Longs will pay ABDC         *         for this extension of service, which amount includes         *         per week         *        . Such service fee may be increased if Longs increases its Non-Rx Net Purchase volume prior to the Non-Rx Transition Date or the hold-over lease is increased. Based on the Non-Rx Transition Date, charges will be as follows.

Week of	Service Charge and Lease (Estimated)
July 2 to July 7	*
July 9 to July 14	*
July 16 to July 21	*
July 23 to July 28	*

5. Under Paragraph C(4), the Price of Goods from the Agreement Effective Date until the Non-Rx Transition Date will be equal to the Price of Goods under the Prior Agreement (e.g.,         *         ).

6. Pursuant to the 2006 Agreement, ABDC has been (and will continue to) reduce Non-Rx Product inventory levels in anticipation of Longs beginning to self-distribute Non-Rx Products. To the extent possible after notice from Longs pursuant to Paragraph C(3), ABDC will adjust its inventory reduction to reflect the new Non-Rx Transition Date. The Adjusted Service Level Commitment for all OTC Products pursuant to Sections 1.2.3 and 1.8 of Exhibit 3 will be suspended prior to the Non-Rx Transition Date due to the effect of such inventory reductions.

D. Beginning on the Non-Rx Transition Date, the Price of Goods for Non-Rx Products will be equal to the Price of Goods under the 2006 Agreement (e.g.,         *        ). If Longs exceeds the         *         by more than         *         during the         *         period following the Non-Rx Transition Date, ABDC may invoice Longs for the         *         during such period at the higher Price of Goods pursuant to Section 1(C)(a) of Exhibit 1. By way of clarification, exceeding “the         *         by more than         *        ” has the effect of increasing the         *         (as defined in Section 1(C)(1) of Exhibit 1) to         *         for such period         *        . As such, if Longs exceeds the         *        , any amount of         *         during the period from the Non-Rx Transition Date until October 31, 2006, that exceeds         *         of         *         during such period will be priced at         *         and ABDC will

*	Subject to a request for confidential treatment; Separately filed with the Commission.

invoice Longs the         *         (if any) at the end of October with payment due         *         days from the date of         *        . Notwithstanding the         *        , Longs must still comply with the         *         during the initial Contract Year (as redefined in Paragraph F below).

E. All Non-Rx Product stocked by ABDC in the National DC until the Non-Rx Transition Date (         *        , unless Longs has requested or approved ABDC’s making larger purchases into its inventory for sale to Longs) will be Special Purchase Products (as defined in Section 2(C)(3)(a) of the 2006 Agreement) and Longs will purchase any excess inventory of such Special Purchase Products pursuant to the provisions of Section 2(C)(3)(a) and (b). Longs will begin accepting delivery immediately after the Non-Rx Transition Date, will make commercially reasonable efforts to accept final delivery within two weeks, and must accept final delivery within three weeks of the Non-Rx Transition Date. Full-case quantities of such Product will be purchased by Longs at         *         for delivery into a Longs Warehouse. ABDC will make commercially reasonable efforts to minimize such Product that is not in full case quantities and, in turn, Longs will make reasonable efforts to purchase less-than-full-case quantities for delivery to individual Pharmacies or Other Facilities.

F. For purposes of Section 1(C)(1)(d) of Exhibit 1 only, the initial Contract Year (as defined in Section 1(C)(1)(d) of Exhibit 1) will be the period from the Non-Rx Transition Date until June 30, 2007 (up to 12 months) and, as such, Longs’ purchases of         *         during the period from the Agreement Effective Date to the Non-Rx Transition Date shall not count toward the         *        . For all other purposes, the initial Contract Year will be the full 12 months from July 1, 2006, until June 30, 2007. In all cases, each subsequent Contract Year will be a full 12-month period from July 1 to the next June 30.

IN WITNESS WHEREOF, the parties have had a duly authorized officer, partner or principal execute this Amendment as of the Amendment Effective Date.

LONGS:		ABDC:
Longs Drug Stores California, Inc.		AmerisourceBergen Drug Corporation

By:	/s/ Bruce E. Schwallie	By:	/s/ Jerry D. Cline
Name:	Bruce E. Schwallie	Name:	Jerry D. Cline
Title:	Executive Vice President	Title:	Group Vice President

*	Subject to a request for confidential treatment; Separately filed with the Commission.